Exhibit 99.1

PRESS RELEASE

Robin Matlock Appointed to

MSCI Inc. Board of Directors

New York, NY – June 1, 2022 – MSCI Inc. (NYSE: MSCI), a leading provider of critical decision support tools and services for the global investment community, announced today that Robin Matlock, former Chief Marketing Officer of VMware, has been appointed to serve as an independent director on MSCI’s Board of Directors (the “Board”), effective today. Ms. Matlock will serve as a member of the Governance and Corporate Responsibility Committee of the Board. Following the appointment of Ms. Matlock, the Board will be comprised of 11 directors.

“The expertise that Robin will bring to our Board in the areas of go-to-market and marketing strategy, client insight and technological innovation will further expand our Board’s breadth of talent and underscore MSCI’s commitment to complete client-centricity,” said Henry A. Fernandez, MSCI’s Chairman and Chief Executive Officer. “Robin is a highly accomplished marketing and technology executive, and I look forward to her perspective and contributions,” added Mr. Fernandez.

“I am excited to join MSCI’s accomplished team and help guide the company on the next stage of its growth,” said Ms. Matlock. “MSCI’s portfolio of tools and solutions for the global investment community is powerful, and it is a proven leader in providing differentiated content and insights to its clients,” added Ms. Matlock.

Ms. Matlock is a seasoned marketing and technology executive with over three decades of experience in digital business transformation and go-to-market execution. She was most recently Senior Vice President and Chief Marketing Officer of VMware, Inc., a position she held from 2013 to June 2020. Ms. Matlock previously served as Vice President, Corporate Marketing at VMware from 2009 to 2013. She helped transform and grow VMware from a virtualization company to a dominant force in cloud infrastructure, mobility and security. Ms. Matlock was also a member of the executive team at VMware and shared responsibility for all facets of company strategy and execution. Before VMware, Ms. Matlock served as Executive Vice President and General Manager of Imperva Inc., a cybersecurity software and services company. Prior to that, she held executive positions in a number of technology companies, including McAfee, Entercept Security Technologies and Symantec Corporation. Ms. Matlock has served as a director of Iron Mountain Incorporated (NYSE: IRM) since July 2019, a director of Cohesity, Inc., a privately held software development company, since January 2021, a director of People.ai, a privately held sales software company, since January 2021 and a director of Dremio Corporation, a privately held data lake transformation company, since March 2021. She earned her Bachelor of Arts degree in Economics and Music from Rice University.

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About MSCI Inc.

MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 50 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process. To learn more, please visit www.msci.com.

MSCI Inc. Contacts

Investor Inquiries

jisoo.suh@msci.com

Jisoo Suh	+ 1 917 825 7111

Media Inquiries

PR@msci.com

Sam Wang	+1 212 804 5244
Melanie Blanco	+1 212 981 1049
Rachel Lai	+852 2844 9315

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on February 11, 2022 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this press release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.